Exhibit 5.1
[Letterhead of Strasburger & Price, L.L.P.]
February 24, 2010
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, TX 77042
          Re: Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-33719
Gentlemen:
     We have acted as counsel for GulfMark Offshore, Inc. (formerly named “New GulfMark Offshore, Inc.”), a Delaware corporation (the “Company”). Pursuant to the consummation of the transaction contemplated by the Agreement and Plan of Reorganization, dated as of October 14, 2009 (the “Reorganization Agreement”), by and between the Company and GulfMark Offshore, Inc. (the “Predecessor Company”), the Predecessor Company merged with and into the Company, with the Company surviving the merger (the “Reorganization”). Pursuant to the Reorganization Agreement, at the effective time of the Reorganization (the “Effective Time”), each issued and outstanding share of common stock, par value $.01 per share, of the Predecessor Company (the “Predecessor Company Common Stock”) and each share of Predecessor Company Common Stock held in treasury was converted into one share of Class A common stock. The Company, as successor to the Predecessor Company, by operation of law succeeded to the obligations of the Predecessor Company, and in Post-Effective Amendment No. 2, the Company has expressly adopted the Predecessor Company’s Registration Statement (as defined below).
     In connection with the Reorganization, the Company has requested our opinion as to registration under the Securities Act of 1933, as amended, of 360,000 shares of Class A common stock, $.01 par value per share (the “Shares”), which Shares remain reserved for issuance, of the Company to be offered upon the terms and subject to the conditions set forth in the Amended and Restated 1993 Non-Employee Director Stock Option Plan and Non-Employee Director Stock Options (as amended, the “Plan”). At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the Post-Effective Amendment No. 2 to the Registration Statement.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plan, the Reorganization Agreement, the Certificate of Merger, records of relevant corporate proceedings with respect to the Plan and the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Company’s registration statement on Form S-8 Registration No. 333-33719 filed by the Company with the Securities and Exchange Commission on August 15, 1997, Post-Effective Amendment No. 1 to the registration statement on Form S-8 Registration No. 333-33719, filed March 31, 2008, and Post-Effective Amendment No. 2 to the registration statement on Form S-8 Registration No. 333-33719, filed concurrently with this opinion, each with respect to the Shares (collectively, the “Registration Statement”).

GulfMark Offshore, Inc.
February 24, 2010

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based solely on the foregoing, we are of the opinion that the Shares are duly authorized and, when paid for and issued in accordance with the terms of the Plan and applicable authorized forms of agreement thereunder, will be legally issued, fully paid and non-assessable.
     The opinions set forth above are limited exclusively to the Constitution of the State of Delaware, the Delaware General Corporation Law, and reported judicial decisions interpreting such laws.
     We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-33719. In giving the foregoing consent, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ STRASBURGER & PRICE, L.L.P.
STRASBURGER & PRICE, L.L.P.